CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc. due December 31, 2012	$19,021,800	$2,179.90

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

1,902,180 Units STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc. due December 31, 2012 $10 principal amount per unit Term Sheet No. 3 HSBC USA Inc.	Pricing Date Settlement Date Maturity Date CUSIP No.	December 15, 2011 December 22, 2011 December 31, 2012 40433K207

STEP Income Securities®

•	The notes have a maturity of approximately one year and one week

•	Interest payable quarterly at the rate of 10% per year

•
Potential Step Payment at maturity of 7.65% per unit if the closing price of the common stock of Amazon.com, Inc. (the “Underlying Stock”) on the valuation date is greater than or equal to the Step Level, which is 110% of the Starting Value

•	1-for-1 downside exposure to any decrease in the price of the Underlying Stock in excess of the Threshold Value, which is equal to 95% of the Starting Value

•	Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of HSBC USA Inc.

•	No listing on any securities exchange

The notes are being offered by HSBC USA Inc. (“HSBC”).  The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”).  Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks.  See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement STEPS-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$19,021,800.00
Underwriting discount	$0.175	$332,881.50
Proceeds, before expenses, to HSBC	$9.825	$18,688,918.50

(1) Plus accrued interest from the settlement date, if settlement occurs after the settlement date.

Merrill Lynch & Co. December 15, 2011

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Summary

The STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012 (the “notes”), are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) and are not, either directly or indirectly, an obligation of any third party. The notes offered hereunder are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of amounts invested due to the credit risk of HSBC USA Inc. The notes will rank equally with all our other senior unsecured debt obligations. Any payment to be made on the notes, including any interest payments or any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide quarterly interest payments and, if the Ending Value of the Underlying Stock (as defined below) is at or above the Step Level, an additional payment per unit at maturity (the “Step Payment”). If the Ending Value of the Underlying Stock is less than the Step Level, the amount you will receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price. If the Ending Value of the Underlying Stock is less than the Threshold Value, the Redemption Amount will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value below the Threshold Value. Investors must be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes if the Ending Value is less than the Threshold Value. Investors also must be willing to accept that no Step Payment will be payable on the maturity date if the Ending Value of the Underlying Stock is below the Step Level and be willing to accept 1-for-1 downside exposure to any decrease in the price of the Underlying Stock in excess of the Threshold Value, which is equal to 95% of the Starting Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the product supplement STEPS-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Terms of the Notes

Issuer:	HSBC USA Inc (“HSBC”)

Original Offering Price:	$10 per unit

Term:	Approximately one year and one week

Underlying Stock:	The common stock of Amazon.com, Inc. (the “Underlying Company”) (NASDAQ symbol: AMZN)

Starting Value:	182.08, the Volume Weighted Average Price on the pricing date.

Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:05 p.m. on all U.S. exchanges.

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier.

Valuation Date:
December 21, 2012, subject to postponement as described on page S-18 of product supplement STEPS-1 if it is determined that the scheduled valuation date is not a trading day or if a Market Disruption Event occurs on the scheduled valuation date.

Interest:
The notes will bear interest at the rate of 10.00% of the Original Offering Price per year.  We will pay interest on the notes quarterly in cash in arrears on March 31, 2012, June 30, 2012, September 30, 2012, and the Maturity Date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Step Payment:	If the Ending Value is greater than or equal to the Step Level, you will receive an additional payment at maturity equal to 7.65% of the Original Offering Price per unit (or $0.765 per unit).

Step Level:	200.29 (110% of the Starting Value, rounded to two decimal places)

Threshold Value:	172.98 (95% of the Starting Value, rounded to two decimal places)

Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-21 of product supplement STEPS-1.

Calculation Agent:	HSBC USA Inc. and MLPF&S, acting jointly.

Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination
In addition to interest payable, on the maturity date, you will receive the Redemption Amount, a payment per unit calculated as follows:

STEP Income Securities®	TS-2

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Hypothetical Payments at Maturity
Set forth below are four hypothetical examples of payment calculations related to the notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Step Value, Ending Value, and term of your investment. These examples are based on:

1)	a hypothetical Starting Value of 100.00;

2)	a Threshold Value of 95.00 (equal to 95% of the Starting Value);

3)	a Step Level of 110.00 (equal to 110% of the Starting Value);

4)	the Step Payment equal to 7.65% of the Original Offering Price per unit if the Ending Value is greater than or equal to the Step Level;

5)	the term of the notes from December 15, 2011 to December 31, 2012; and

6)	interest payable quarterly in arrears at the rate of 10% of the Original Offering Price per unit per year (in each case, with the final interest payment on the notes being made on the Maturity Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, is not the actual Starting Value for the Underlying Stock. The actual Starting Value for the Underlying Stock is 182.08.

Example 1

The Ending Value is 125.00 (125% of the Starting Value)
The Ending Value of the Underlying Stock is greater than the Step Level. Consequently, in addition to the quarterly interest payments, you will receive on the maturity date the principal amount of your notes plus the 7.65% Step Payment.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.765 per unit ($10.000 plus the Step Payment of $0.765 per unit).

Example 2

The Ending Value is 105.00 (105% of the Starting Value)
The Ending Value of the Underlying Stock is greater than the Starting Value but below the Step Level. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.000.

Example 3

The Ending Value is 96.00 (96% of the Starting Value)
The Ending Value of the Underlying Stock is less than the Starting Value but greater than the Threshold Value. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date.  The Redemption Amount per unit on the maturity date will therefore be equal to $10.000.

Example 4

The Ending Value is 70.00 (70% of the Starting Value)
The Ending Value of the Underlying Stock is less than the Starting Value and the Threshold Value. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date, and you will participate on a 1-for-1 basis in the decrease in the value of the Underlying Stock below the Threshold Value.  The Redemption Amount per unit will equal:

On the maturity date, you will receive the Redemption Amount per unit of $7.500.

STEP Income Securities®	TS-3

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Summary of the Hypothetical Examples	Example 1	Example 2	Example 3	Example 4

	The Ending Value is greater than or equal to the Step Level	The Ending Value is less than the Step Level but greater than or equal to the Starting Value	The Ending Value is less than the Starting Level but is greater than or equal to the Threshold Value	The Ending Value is less than the Threshold Value

Starting Value	100.00	100.00	100.00	100.00

Ending Value	125.00	105.00	96.00	70.00

Step Level	110.00	110.00	110.00	110.00

Threshold Value	95.00	95.00	95.00	95.00

Interest Rate (per annum)	10.00%	10.00%	10.00%	10.00%

Step Payment	7.65%	0.00%	0.00%	0.00%

Redemption Amount per Unit	$10.765	$10.000	$10.000	$7.500

Total Return of the Underlying Stock(1)	25.00%	5.00%	-4.00%	-30.00%

Total Return on the Notes(2)	17.79%	10.14%	10.14%	-14.86%

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 0.00% per annum; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes from December 15, 2011 to December 31, 2012, the term of the notes.

STEP Income Securities®	TS-4

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement.  Investing in the notes is not equivalent to investing directly in the Underlying Stock.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk.

▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level on the Valuation Date.

▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪	Commissions, fees and hedging costs as described on page TS-6 may affect the price at which you will be able to sell the notes in secondary market transactions.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S and our respective affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.

▪
You will have no rights as a holder of the Underlying Stock, you will have no rights to receive shares of the Underlying Stock, and you will not be entitled to dividends or other distributions by the Underlying Company

▪
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-21 of product supplement STEPS-1.

▪	We and MLPF&S do not control the Underlying Company and are not responsible for any disclosure made by any other company.

▪	Our business activities and those of MLPF&S relating to the Underlying Company may create conflicts of interest with you.

▪
The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes.  See “Summary Tax Consequences” and “U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement STEPS-1.

STEP Income Securities®	TS-5

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Closing Market Price of the Underlying Stock on the Valuation Date will be greater than or equal to the Step Level.

▪	You seek interest payments on your investment.

▪	You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪
You accept that your investment will result in a loss, which could be significant, if the price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪
You are willing to accept that a trading market is not expected to develop for the notes.  You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness and their market value may be less than their Original Offering Price.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪
You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value, or that the price of the Underlying Stock will increase from the Starting Value to the Ending Value, but will not reach the Step Level.

▪	You anticipate that the price of the Underlying Stock will increase substantially from the Starting Value to the Ending Value and do not want a payment at maturity that is limited to the Step Payment.

▪	You seek 100% return of principal at maturity.

▪	In addition to interest payments, you seek an additional guaranteed return at a premium above the principal amount of the notes.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange.  In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. In connection with hedging our obligations under the notes, we will enter into a hedge transaction with an affiliate of MLPF&S, which will include a charge of up to $0.075 per unit representing an estimated profit credited to MLPF&S through the hedge transaction. The public offering price you pay for the notes includes this charge and the underwriting discount.  This charge and fee reduce the economic terms of the notes.  In arranging the hedge transaction for the notes, MLPF&S seeks competitive terms from third parties, which could include one of our affiliates.  Additional profits and losses may be realized by the hedge providers from these hedging transactions.  For further information regarding how these fees and hedging costs may affect the price at which you will be able to sell the notes in secondary market transaction and conflicts of interest, see “Risk Factors―General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-16 in product supplement STEPS-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices.  MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering.  Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

STEP Income Securities®	TS-6

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company has stated in its filings with the SEC that it is an online retailer that offers a wide range of products. Its products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 1018724 and file number 000-22513.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, MLPF&S or our respective affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the Nasdaq Global Select Market under the symbol "AMZN."

Historical Data

The following table sets forth the high and low Closing Market Prices of the shares of the Underlying Stock from the first quarter of 2006 through the pricing date on the primary exchange. The Closing Market Prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical Closing Market Prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease from the Starting Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase so that you will receive the Step Payment on the maturity date.

		High ($)	Low ($)

2006	First Quarter	47.87	35.25
	Second Quarter	38.68	31.61
	Third Quarter	38.61	26.07
	Fourth Quarter	42.96	30.87

2007	First Quarter	41.51	36.43
	Second Quarter	73.65	40.42
	Third Quarter	93.45	68.73
	Fourth Quarter	100.82	77.00

2008	First Quarter	96.25	62.43
	Second Quarter	84.51	71.99
	Third Quarter	88.09	63.35
	Fourth Quarter	69.58	35.03

2009	First Quarter	75.58	48.44
	Second Quarter	87.56	73.50
	Third Quarter	93.85	75.63
	Fourth Quarter	142.25	88.67

2010	First Quarter	136.55	116.00
	Second Quarter	150.09	108.61
	Third Quarter	160.73	109.14
	Fourth Quarter	184.76	153.03

2011	First Quarter	191.25	160.97
	Second Quarter	206.07	178.34
	Third Quarter	241.69	177.79
	Fourth Quarter (through the pricing date)	246.71	180.21

STEP Income Securities®	TS-7

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as income-bearing pre-paid forward or executory contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments as well as, at maturity, an amount in cash linked to the value of the Underlying Stock.

•
Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to you, and, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than with respect to amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

U.S. Federal Income Taxation Considerations

Set forth below is a summary of the U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of the product supplement STEPS-1, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as income-bearing pre-paid forward or executory contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments as well as, at maturity, an amount in cash linked to the value of the Underlying Stock. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute income-bearing pre-paid forward or executory contracts linked to the Underlying Stock for U.S. federal income tax purposes. If the notes do not constitute income-bearing pre-paid forward or executory contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STEPS-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement STEPS-1 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Stated Periodic Interest Payments. Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined in product supplement STEPS-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  As discussed in the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement STEPS-1, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable tax treaty) on the entire amount of the stated periodic interest payments made to Non-U.S. Holders (as defined in product supplement STEPS-1).

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as income-bearing pre-paid forward or executory contracts linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than with respect to amounts representing accrued stated periodic interest payments, which would be taxed as described above under “– Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes.  From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes.  We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes.  For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement STEPS-1.

STEP Income Securities®	TS-8

STEP Income Securities® Linked to the Common Stock of Amazon.com, Inc., due December 31, 2012

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to HSBC, when the notes offered by this term sheet have been executed and issued by HSBC and authenticated by the trustee pursuant to the senior indenture referred to in this term sheet, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of HSBC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by HSBC on December 14, 2011.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet.  The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEPS-1 dated October 20, 2011: http://www.sec.gov/Archives/edgar/data/83246/000114420411058619/v237157_424b2.htm

▪	Prospectus supplement dated April 9, 2009: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

▪	Prospectus dated April 9, 2009: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 83246.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both.  In exchange for receiving current income, you will generally forfeit upside potential on the linked asset.  Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

“STEP Income Securities®” and “STEPS®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

STEP Income Securities®	TS-9